EXHIBIT 21.1

                Mound City Financial Services, Inc. Subsidiaries

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                Mound City Financial Services, Inc. Subsidiaries


Mound City Bank, 25 East Pine Street, Platteville, Wisconsin 53818.

Mound City Investment, Inc., 3800 Howard Hughes Parkway,  Suite 1560, Las Vegas,
     Nevada 89109 (a wholly-owned subsidiary of Mound City Bank).